Exhibit 99.14(a)

[EVERSHEDS SUTHERLAND (US) LLP]

THOMAS E. BISSET

DIRECT LINE: 202.383.0118

E-mail: ThomasBisset@eversheds-sutherland.com

July 20, 2018

VIA EDGAR

Board of Directors

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, AL 35223

Re:                             Protective Preserver Variable Life Insurance Policy

Post-Effective Amendment No. 30

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the Registration Statement on Form N-6 (File No. 333-45963) by Protective Life Insurance Company and Protective Variable Life Separate Account with the Securities and Exchange Commission.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Eversheds Sutherland (US) LLP

By:	/s/ Thomas E. Bisset
Thomas E. Bisset